Exhibit 5.1

                         Sonnenschein Nath & Rosenthal
                                8000 Sears Tower
                            Chicago, Illinois 60026

                                 Paul J. Miller
                                  312-876-8074
                            pmiller@sonnenschein.com


January 17, 2003

LaserSight Incorporated
3300 University Boulevard, Suite 140
Orlando, Florida 32792

Gentlemen:

         We have acted as counsel to LaserSight Incorporated, a Delaware corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933 (the "Act") pursuant to the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on November 21, 2002, as amended, (the "Registration Statement") of an aggregate of up to 18,561,294 shares (the "Conversion Shares") of the Company's common stock, par value $.001 per share (the "Common Stock"), issuable as follows:

         (i) up to 17,961,294 of the Conversion Shares issuable upon the conversion of 8,980,647 outstanding shares of the Company's Series H Convertible Participating Preferred Stock (the "Series H Preferred Stock") issued by the Company to New Industries Investment Consultants (H.K.) Ltd. ("NIIC") on October 25, 2002; and

         (ii) up to 600,000 of the Conversion Shares issuable upon the conversion of 300,000 shares of the Series H Preferred Stock issued by the Company to Benchmark Capital Consulting, Inc. ("Benchmark" and together with NIIC, the "Selling Stockholders") on October 25, 2002.

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Certificate of Incorporation of the Company as currently in effect, the By-laws of the Company as corrected and currently in effect, various resolutions of the Board of Directors of the Company, and such agreements, instruments, certificates of public officials, certificates of officers or representatives of the Company, the Selling Stockholders and others, and such other documents, certificates and records, and have made such other investigations, as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

         We are opining only as to the General Corporation Law of the State of Delaware and we express no opinion with respect to the applicability or the affect of any other laws or as to any matters of municipal law or of any other local agencies within any state.

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         Based upon and subject to the foregoing, we are of the opinion that, when sold by the Selling Stockholders pursuant to the Registration Statement, and provided no stop order shall have been issued by the Commission relating thereto, the Conversion Shares, when issued, sold and delivered in the manner and for the consideration contemplated by the terms of the Series H Preferred Stock Certificate of Designation and as stated in the Registration Statement and any Prospectus Supplement relating thereto, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the prospectus contained in the Registration Statement. We do not, in giving such consent, admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

                                    Very truly yours,

                                    SONNENSCHEIN NATH & ROSENTHAL


                                    By:/s/ Paul J. Miller
                                       ----------------------------
                                           Paul J. Miller